UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Carter’s, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 11, 2012

Dear Shareholder,

It is my pleasure to invite you to attend our 2012 Annual Meeting of Shareholders on May 17, 2012.  The meeting will be held at 8:00 a.m. at our offices located at 1170 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309.

The attached Notice of the 2012 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the meeting.  Whether or not you plan to attend the Annual Meeting, your shares can be represented if you promptly submit your voting instructions by telephone, over the internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope.

On behalf of the Board of Directors and management of Carter’s, Inc., thank you for your continued support and investment in Carter’s.

Sincerely,

Michael D. Casey
Chairman of the Board of Directors and Chief Executive Officer

1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309
Tel:  (404) 745-2700
Fax:  (404) 892-3079

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2012 Annual Meeting of Shareholders of Carter’s, Inc. (the “Annual Meeting”) will be held at 8:00 a.m. on May 17, 2012 at our offices located at 1170 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309.  The business matters for the Annual Meeting are as follows:

1)	The election of three Class III Directors;

2)	An advisory approval of executive compensation;

3)	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012; and

4)	Any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 26, 2012 are entitled to receive notice of, attend, and vote at the Annual Meeting.  Your vote is very important.  Whether or not you plan to attend the Annual Meeting, to ensure that your shares are represented at the Annual Meeting, please complete, sign, date, and return the proxy card in the envelope provided or submit your voting instructions by telephone or over the internet.

If you plan to attend the Annual Meeting and are a registered shareholder, please bring the invitation attached to your proxy card.  If your shares are registered in the name of a bank or your broker, please bring your bank or brokerage statement showing your beneficial ownership with you to the Annual Meeting or request an invitation by writing to me at the address set forth above.

Important Notice Regarding the Availability of Proxy Materials for the
2012 Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 17, 2012:
The proxy materials and the Annual Report to Shareholders are available at
http://www.carters.com/annuals.

By order of the Board of Directors,

Brendan M. Gibbons
Senior Vice President of Legal & Corporate Affairs,
General Counsel, and Secretary
Atlanta, Georgia
April 11, 2012

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

The Board of Directors of Carter’s, Inc. (“we,” “us,” “our,” “Carter’s,” or the “Company”) is soliciting proxies for our 2012 Annual Meeting of Shareholders on May 17, 2012 (the “Annual Meeting”).  This proxy statement and accompanying proxy card are being mailed on or about April 11, 2012 to shareholders of record as of March 26, 2012 (“record date”).

You are receiving this proxy statement because you owned shares of Carter’s common stock on the record date and are, therefore, entitled to vote at the Annual Meeting.  By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting.  This proxy statement provides information on the matters on which the Company’s Board of Directors (the “Board”) would like you to vote so that you can make an informed decision.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to address the following business matters:

1.	The election of three Class III Directors (see page 11);

2.	An advisory approval of executive compensation (the “say-on-pay” vote) (see page 32);

3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2012 (see page 35); and

4.	All other business that may properly come before the meeting.

Who is asking for my vote?

The Company is soliciting your proxy on behalf of the Board.  The Company is paying for the costs of this solicitation and proxy statement.

Who can attend the Annual Meeting?

All shareholders of record, or their duly appointed proxies, may attend the Annual Meeting.  As of the record date, there were 58,938,891 shares of common stock issued and outstanding.

What are my voting rights?

Each share of common stock is entitled to one vote on each matter submitted to shareholders at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record for these shares.  As the shareholder of record, you have the right to grant your voting proxy directly to persons listed on your proxy card or vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name.” These proxy materials are being forwarded to you together with a voting instruction card.  As a beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote, and you are also invited to attend the Annual Meeting.  Because you are a beneficial owner and not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a proxy from the broker, trustee, or nominee that holds your shares.  Your broker, trustee, or nominee should have provided directions for you to instruct the broker, trustee, or nominee on how to vote your shares.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker and you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.”  Your broker only has discretionary authority to vote on Proposal Number Three.  Therefore, your broker will not have discretion to vote on Proposal Number One and Proposal Number Two unless you specifically instruct your broker on how to vote your shares by returning your completed and signed voting instruction card.

What are my choices when casting a vote with respect to the election of Class III Directors, and what vote is needed to elect the Director nominees?

In voting on the election of Class III Directors (Proposal Number One), shareholders may:

1.       vote for any of the nominees,

2.       vote against any of the nominees, or

3.       abstain from voting on any of the nominees.

    Pursuant to our by-laws and our Corporate Governance Principles, the nominees who receive a majority of the votes cast at the Annual Meeting will be elected as Class III Directors. This means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee. Broker non-votes and votes to abstain on Proposal Number One will be counted toward the quorum, but will not be counted as votes “for” or “against” a Director nominee.

What are my choices when casting an advisory vote on approval of executive compensation, commonly referred to as the “say-on-pay” vote, and what vote is needed to approve this Proposal?

In voting on executive compensation (Proposal Number Two), shareholders may:

1.	vote for the approval of compensation of the Company’s named executive officers as described in this proxy statement,

2.	vote against the approval of compensation of the Company’s named executive officers as described in this proxy statement, or

3.	abstain from voting on compensation of the Company’s named executive officers as described in this proxy statement.

The approval of Proposal Number Two requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting.  Broker non-votes and votes to abstain on Proposal Number Two will be counted toward a quorum, but will be excluded entirely from the tabulation of votes and, therefore, will not affect the outcome of the vote on such Proposal.

What are my choices when voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal 2012, and what vote is needed to approve this Proposal?

In voting on the ratification of PwC (Proposal Number Three), shareholders may:

1.	vote to ratify PwC’s appointment,

2.	vote against ratifying PwC’s appointment, or

3.	abstain from voting on ratifying PwC’s appointment.

The approval of Proposal Number Three requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting.  Broker non-votes and votes to abstain on Proposal Number Three will be counted toward a quorum, but will be excluded entirely from the tabulation of votes and, therefore, will not affect the outcome of the vote on such Proposal.

What constitutes a quorum?

A quorum is the minimum number of shares required to be present to transact business at the Annual Meeting.  Pursuant to the Company’s by-laws, the presence at the Annual Meeting, in person, by proxy, or by remote communication, of the holders of at least a majority of the shares entitled to be voted will constitute a quorum.  Broker non-votes and abstentions will be counted as shares that are present at the meeting for purposes of determining a quorum.  If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How does the Board recommend that I vote?

The Board recommends a vote:

FOR the election of the nominees for Class III Directors (Proposal Number One);

FOR the approval of executive compensation of the Company’s named executive officers as described in this proxy statement (Proposal Number Two); and

FOR the ratification of the appointment of PwC (Proposal Number Three).

How do I vote?

If you are a shareholder of record, you may vote in one of four ways.  First, you may vote by mail by signing, dating, and mailing your proxy card in the enclosed envelope.  Second, you may vote in person at the Annual Meeting.  Third, you may vote over the internet by completing the voting instruction form found at www.proxyvote.com.  You will need your proxy card when voting over the internet.  Fourth, you may vote by touch-tone telephone by calling 1-800-690-6903.

If your shares are held in a brokerage account or by another nominee, these proxy materials are being forwarded to you together with a voting instruction card.  Follow the instructions on the voting instruction card in order to vote your shares by proxy or in person.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy card, you may change your vote at any time before your proxy votes your shares by submitting written notice of revocation to Brendan M. Gibbons, Senior Vice President of Legal & Corporate Affairs, General Counsel, and Secretary of Carter’s, Inc., at the Company’s address set forth in the Notice of the Annual Meeting, or by submitting another proxy card bearing a later date.  Alternatively, if you have voted by telephone or over the internet, you may change your vote by calling 1-800-690-6903 and following the instructions.  The powers granted by you to the proxy holders will be suspended if you attend the Annual Meeting in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.  If you hold your shares through a broker or other custodian and would like to change your voting instructions, please review the directions provided to you by that broker or custodian.

May I vote confidentially?

Yes.  Our policy is to keep your individual votes confidential, except as appropriate to meet legal requirements, to allow for the tabulation and certification of votes, or to facilitate proxy solicitation.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election for the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

As of the date of this proxy statement, the Board knows of no matters other than those set forth herein that will be presented for determination at the Annual Meeting.  If, however, any other matters properly come before the Annual Meeting and call for a vote of shareholders, the Board intends proxies to be voted in accordance with the judgment of the proxy holders.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K within four business days after the Annual Meeting.

What is “householding” of the Annual Meeting materials?

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.  The Company and some brokers “household” proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold shares registered directly in your name.  You can notify the Company by sending a written request to Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting or by calling us at (404) 745-2889.

How may I obtain a copy of the Company’s Annual Report?

A copy of our fiscal 2011 Annual Report accompanies this proxy statement and is available at http://www.carters.com/annuals.  Shareholders may also obtain a free copy of our Annual Report by sending a request in writing to Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.

When are shareholder proposals due for consideration in next year’s proxy statement or at next year’s annual meeting?

Any proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting, and must be received prior to the close of business on December 13, 2012.  There are additional requirements under our by-laws and the proxy rules to present a proposal, including continuing to own a minimum number of shares of our stock until next year’s annual meeting and appearing in person at the annual meeting to explain your proposal.  Shareholders who wish to make a proposal to be considered at next year’s annual meeting, other than proposals to be considered for inclusion in next year’s proxy statement, must notify the Company in the same manner specified above no earlier than January 18, 2013 and no later than February 17, 2013.

Who can help answer my questions?

If you have any questions about the Annual Meeting or how to submit or revoke your proxy, or to request an invitation to the Annual Meeting, contact Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting or by calling us at (404) 745-2889.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Board of Directors

The Board believes that each Director, including the nominees for election as Class III Directors (Proposal Number One), has valuable skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment, and strategic vision necessary to provide effective oversight of the Company’s business operations.  Our Directors have extensive experience in different fields, including apparel and retail (Ms. Castagna and Messrs. Casey, Eagle, Fulton, Pulver, Welch, and Whiddon); brand marketing (Ms. Brinkley, Ms. Castagna, and Messrs. Cleverly and Eagle); logistics and technology (Mr. Whiddon); global sourcing (Messrs. Eagle and Welch); and finance and accounting (Ms. Brinkley and Messrs. Casey, Montgoris, Pulver, and Whiddon).

The Board also believes that, as indicated in the following biographies, each Director has demonstrated significant leadership as chief executive officers (Ms. Castagna and Messrs. Casey and Pulver); division presidents (Ms. Brinkley and Messrs. Cleverly, Fulton, and Welch); and other senior executive officers (Ms. Brinkley and Messrs. Eagle, Montgoris, and Whiddon).  In addition, many of our Directors have significant experience in the oversight of public companies due to his or her services as a Director of Carter’s and other companies.

Amy Woods Brinkley became a Director in February 2010.  Ms. Brinkley is the Manager of AWB Consulting, LLC, which provides risk management consulting and executive coaching services.  Ms. Brinkley retired from Bank of America Corporation in 2009 after spending more than 30 years with the company.  Ms. Brinkley served as its Chief Risk Officer from 2002 through mid-2009.  Prior to 2002, Ms. Brinkley served as President of the company’s Consumer Products division and was responsible for the credit card, mortgage, consumer finance, telephone, and eCommerce businesses.  Before that, Ms. Brinkley held positions of Executive Vice President and marketing executive overseeing the company’s Olympic sponsorship and its national rebranding and name change.  Ms. Brinkley is currently a director of TD Bank Group and the Bank of America Charitable Foundation.  She also serves as a trustee for the Princeton Theological Seminary and on the board of commissioners for the Carolinas Healthcare System.

Michael D. Casey became a Director in August 2008 and was named Chairman of the Board of Directors in August 2009.  Mr. Casey joined the Company in 1993 as Vice President of Finance.  Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008.  Prior to joining the Company, Mr. Casey worked for 11 years with Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP.  Mr. Casey serves as a director of National Vision, Inc.

Vanessa J. Castagna became a Director in November 2009.  Ms. Castagna served as Executive Chairwoman of Mervyns, LLC from 2005 until early 2007.   Ms. Castagna previously served as Chairwoman and Chief Executive Officer of JCPenney Stores, Catalog and Internet for J. C. Penney Company, Inc. from 2002 through 2004.  While at JCPenney, Ms. Castagna also served as its Chief Operating Officer from 1990 to 2002.  Prior to that, Ms. Castagna held various senior-level merchandising positions at Target, Walmart, and Marshall’s.  Ms. Castagna is currently a director of Levi Strauss & Co. and SpeedFC, Inc.

A. Bruce Cleverly became a Director in March 2008.  Mr. Cleverly retired as President of Global Oral Care from Procter & Gamble Company/The Gillette Company in September 2007, a position he held since 2005.  Mr. Cleverly joined The Gillette Company in 1975 as a Marketing Assistant and held positions of increasing responsibility in brand management and general management in the United States, Canada, and the United Kingdom.  In 2001, Mr. Cleverly became President of Gillette’s worldwide Oral Care business.  In October 2005, Mr. Cleverly became President of The Procter & Gamble Company’s Global Oral Care division.  Mr. Cleverly is a director of Rain Bird Corporation and Shaser BioScience, Inc.

Jevin S. Eagle became a Director in July 2010.  Mr. Eagle currently serves as Executive Vice President, Global Merchandising Center for Staples, Inc., where he held several leadership positions since 2002, including serving as the head of the Staples Brands Group and as the company’s Senior Vice President, Strategy.  Prior to joining Staples, Mr. Eagle worked for McKinsey & Company, Inc. from 1994 to 2001 in various positions, including, most recently, as a partner and one of the leaders of its retail practice.

Paul Fulton became a Director in May 2002.  Mr. Fulton retired as President of Sara Lee Corporation in 1993 after spending 34 years with the company.  He is currently non-executive chairman of the board of directors of Bassett Furniture Industries, Inc. and a director of Premier Commercial Bank.  Mr. Fulton was previously a director of Bank of America Corporation, where he served from 1993 to 2007; Lowe’s Companies, Inc., where he served from 1996 to 2007; and Sonoco Products Company, Inc., where he served from 1989 to 2005.

William J. Montgoris became a Director in August 2007.  Mr. Montgoris retired as Chief Operating Officer of The Bear Stearns Companies, Inc. in 1999, a position he held since August 1993, after spending 20 years with the company.  While at Bear Stearns, Mr. Montgoris also served as the company’s Chief Financial Officer from April 1987 until October 1996.  Mr. Montgoris currently serves as the non-executive chairman of the board of directors of Stage Stores, Inc. and a director of Office Max Incorporated.  Mr. Montgoris is also on the board of trustees of Colby College.

David Pulver became a Director in January 2002.  Mr. Pulver has been a private investor for more than 25 years and is the President of Cornerstone Capital, Inc.  Mr. Pulver was previously a director of Hearst-Argyle Television, Inc., where he served from 1997 through 2009 and Costco Wholesale Corporation, where he served from 1983 through 1993.  Mr. Pulver currently serves as a trustee of Colby College and as a director of Bladder Cancer Advocacy Network (BCAN).  Mr. Pulver was a founder of The Children’s Place, Inc. and served as its Chairman and Co-Chief Executive Officer until 1982.

John R. Welch became a Director in February 2003.  Mr. Welch retired as President of Mast Industries (Far East) Ltd., a leading global sourcing company, in April 2002 after spending 18 years with the company.  Mr. Welch also served as Executive Vice President of Operations at Warnaco Knitwear, a division of Warnaco, Inc. from August 1978 to December 1983.  Mr. Welch is currently a director of Brandot International Ltd.

Thomas E. Whiddon became a Director in August 2003.  Mr. Whiddon retired as Executive Vice President-Logistics and Technology of Lowe’s Companies, Inc. in March 2003, a position he held since 2000.  From 1996 to 2000, Mr. Whiddon served as Lowe’s Chief Financial Officer.  Since his retirement, Mr. Whiddon has worked as a consultant, serving various companies in executive capacities on an interim basis.  Mr. Whiddon is currently a director of Sonoco Products Company, Inc. and of Dollar Tree Stores, Inc.  Mr. Whiddon has been an Advisory Director of Berkshire Partners since October 2005 and previously served as a director of Bare Escentuals, Inc.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that positions of Chairman of the Board of Directors and Chief Executive Officer may be combined if the non-management Directors determine it is in the best interest of the Company.  In August 2009, the non-management Directors appointed Mr. Casey, who was the then-current Chief Executive Officer and a sitting Board member, as Chairman.  The Board believes it is appropriate to continue to combine the positions of the Chairman and Chief Executive Officer.  Mr. Casey has 18 years of management, finance, and administrative leadership experience at the Company.  In addition, Mr. Casey has extensive knowledge of, and experience with, all other aspects of the Company’s business, including with its employees, customers, vendors, and shareholders.  Having Mr. Casey serve as both Chairman and Chief Executive Officer helps promote unified leadership and direction for both the Board and management.

In connection with Mr. Casey’s appointment as Chairman, the non-management Directors also created the position of Lead Independent Director and appointed Mr. Whiddon to serve in that role.  The non-management Directors created the Lead Independent Director position to, among other things, ensure that the non-management Directors maintain proper oversight of management and Board process.  The responsibilities of the Lead Independent Director include:

•	serving as an advisor to the Chief Executive Officer on Board, executive management, and other significant matters;

•	serving, as necessary, as a liaison between non-management Directors and the Chief Executive Officer;

•	providing annual Board assessment and other feedback to the Chief Executive Officer;

•	advising the Chief Executive Officer on the Board’s informational needs;

•	consulting on Board meeting materials, schedules, and agendas;

•	calling and presiding over executive sessions of non-management Directors;

•	presiding at the Board meetings in the absence of the Chairman; and

•	after consultation with the Chief Executive Officer, communicating with major shareholders or other interested parties, as appropriate.

Risk Oversight

The Company’s senior management is responsible for assessing, managing, and mitigating the Company’s strategic, financial, operational, and compliance risks, while the Board and its committees are responsible for overseeing management’s efforts in these areas.  The Board receives regular updates from senior management on such risks at its Board meetings and more frequently, as appropriate.  The Board’s Audit Committee is responsible for overseeing the Company’s policies and procedures for assessing, managing, and mitigating its risks, with particular attention given to the Company’s financial risks.  The Audit Committee receives regular updates from the Company’s risk management committee and senior management relating to the Company’s efforts in this area.  The Board’s Compensation Committee considers the risks associated with the Company’s compensation policies and practices with respect to both executive compensation and compensation generally.  Our Compensation Committee reviewed the Company’s compensation policies and practices to confirm that there are no risks arising from such compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Board Meetings

Our Corporate Governance Principles require Carter’s to have at least four regularly scheduled Board meetings each year, and each Director is expected to attend each meeting.  The Board met nine times during fiscal 2011.  In fiscal 2011, no Director participated in less than 75% of the aggregate number of all of the Board and applicable committee meetings.  Although the Company does not have a policy regarding Director attendance at annual meetings, each Director attended the Company’s annual meeting in fiscal 2011.

Executive Sessions

Executive sessions of non-management Directors are held at least four times a year.  Any non-management Director can request that an additional executive session be scheduled.  The Board’s Lead Independent Director presides at the executive sessions of non-management Directors.

Board Committees

Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  The Board may also establish other committees to assist in the discharge of its responsibilities.

Audit Committee

The members of our Audit Committee are Ms. Brinkley and Messrs. Montgoris, Pulver, and Whiddon.  Mr. Pulver serves as Chairman of the committee.  During fiscal 2011, the Audit Committee held eight meetings.  The primary responsibilities of the Audit Committee include:

•	oversight of the quality and integrity of the consolidated financial statements, including the accounting, auditing, and reporting practices of the Company;

•	oversight of the Company’s internal controls over financial reporting;

•	appointment of the independent registered public accounting firm and oversight of its performance, including its qualifications and independence;

•	oversight of the Company’s compliance with legal and regulatory requirements; and

•	oversight of the performance of the Company’s internal audit function.

The Audit Committee operates pursuant to a written charter that addresses the requirements of the New York Stock Exchange’s (“NYSE”) listing standards.  The charter is available on our website at www.carters.com or in print by contacting Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.  The Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements set forth in the NYSE’s listing standards.  The Board has also determined that each of Messrs. Montgoris, Pulver, and Whiddon is an “audit committee financial expert” as defined by the SEC.

The Audit Committee Report is included in this proxy statement on page 34.

Compensation Committee

The members of our Compensation Committee are Messrs. Cleverly, Eagle, Fulton, and Welch.  Mr. Fulton serves as Chairman of the committee.  During fiscal 2011, the Compensation Committee held six meetings.  The primary responsibilities of the Compensation Committee include:

•
establishing the Company’s philosophy, policies, and strategy relative to executive compensation, including the mix of base salary and short-term and long-term incentive compensation within the context of stated guidelines for compensation relative to peer companies;

•	evaluating the performance of the Chief Executive Officer and other executive officers relative to approved performance goals and objectives;

•	setting the compensation of the Chief Executive Officer and other executive officers based upon an evaluation of their performance;

•	assisting the Board in developing and evaluating candidates for key executive positions and ensuring a succession plan is in place for the Chief Executive Officer and other executive officers;

•	evaluating compensation plans, policies, and programs with respect to the Chief Executive Officer, other executive officers, and non-management Directors;

•	monitoring and evaluating benefit programs for the Company’s Chief Executive Officer and other executive officers; and

•	producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement. This years Compensation Committee Report is included in this proxy statement on page 23.

The Compensation Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards.  The charter is available on our website at www.carters.com or in print by contacting Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.  The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE’s listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serving during fiscal 2011 has been an officer or other employee of the Company.  None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Ms. Castagna and Messrs. Cleverly, Welch, and Whiddon.  Mr. Welch serves as Chairman of the committee.  During fiscal 2011, the Nominating and Corporate Governance Committee held four meetings.  The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying and recommending candidates qualified to become Board members;

•	recommending Directors for appointment to Board Committees; and

•	developing and recommending to the Board a set of corporate governance principles and monitoring the Company’s compliance with and effectiveness of such principles.

The Nominating and Corporate Governance Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards.  The charter is available on our website at www.carters.com or in print by contacting Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.  The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE’s listing standards.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee regularly assesses the appropriateness of the size of the Board of Directors.  In the event that vacancies occur or are anticipated, the Committee will consider prospective nominees that come to its attention through current Board members, professional search firms, or certain shareholders.  The Board believes that it is appropriate to limit the group of shareholders who can propose nominees due to time constraints on the Nominating and Corporate Governance Committee.  The Committee will consider persons recommended by shareholders who hold more than 1% of our common stock for inclusion as nominees for election to the Board if the names of such persons are submitted to Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.  This submission must be made in writing and in accordance with our by-laws, including mailing the submission in a timely manner, share ownership at the time of the Annual Meeting, and including the nominee’s name, address, and qualifications for Board membership.

When evaluating a potential candidate for membership on the Board, the Committee considers each candidate’s skills and experience and assesses the needs of the Board and its committees at that point in time.  Although the Committee does not have a formal policy on diversity, it believes that diversity is an important factor in determining the composition of the Board, and seeks to have Board members with diverse backgrounds, experiences, and points of view.  In connection with its assessment of all prospective nominees, the Committee will determine whether to interview such prospective nominees, and if warranted, one or more members of the Committee, and others as appropriate, will interview such prospective nominees in person or by telephone.  Once this evaluation is completed, if warranted, the Committee selects the nominees for election at the Annual Meeting.

Interested Party Communications

A shareholder or other interested party may submit a written communication to the Board, non-management Directors, or Lead Independent Director.  The submission must be delivered to Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.

The Board, non-management Directors, or Lead Independent Director may require the submitting shareholder to furnish such information as may be reasonably required or deemed necessary to sufficiently review and consider the submission of such shareholder.

Each submission will be forwarded, without editing or alteration, to the Board, non-management Directors, or Lead Independent Director, as appropriate, at, or prior to, the next scheduled meeting of the Board.  The Board, non-management Directors, or Lead Independent Director, as appropriate, will determine, in their sole discretion, the method by which such submission will be reviewed and considered.

Corporate Governance Principles and Code of Ethics

The Company is committed to conducting its business with the highest level of integrity and maintaining the highest standards of corporate governance.  Our Corporate Governance Principles and our Code of Ethics provide the structure within which our Board and management operate the Company.  The Company’s Code of Ethics applies to all Directors and Company employees, including the Company’s executive officers.  Our Corporate Governance Principles and Code of Ethics are available on the Company’s website at www.carters.com or in print by contacting Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.

Director Independence

The NYSE listing standards and the Company’s Corporate Governance Principles require a majority of the Company’s Directors to be independent from the Company and the Company’s management.  For a Director to be considered independent, the Board must determine that the Director has no direct or indirect material relationship with the Company.  The Board considers all relevant information provided by each Director regarding any relationships each Director may have with the Company or management.  To assist it in making such independence determinations, the Board has established the following independence tests, which address all the specific independence tests of the NYSE’s listing standards.  A Director will not be considered independent if:

•
(a) the Director is, or within the last three years has been, employed by the Company; or (b) an immediate family member of the Director is, or within the last three years has been, employed as an executive officer of the Company;

•
the Director, or an immediate family member of the Director, has received, during any twelve-month period within the last three years, direct compensation from the Company exceeding $120,000, other than Director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(a) the Director, or an immediate family member of the Director, is a current partner of a firm that is the Company’s internal auditor or independent registered public accounting firm; (b) the Director is a current employee of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (d) the Director, or an immediate family member of the Director, was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
the Director, or an immediate family member of the Director, is, or within the last three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serve or served on that company’s compensation committee;

•
the Director is a current employee, or has an immediate family member who is an executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2%, of such other company’s consolidated gross revenues;

•	the Director, or an immediate family member of the Director, is, or within the last three years has been, employed by a company that has a director who is an officer of the Company;

•
the Director serves as an officer, director, or trustee, or as a member of a fund raising organization or committee of a not-for-profit entity to which the Company made, in any of the last three fiscal years, contributions in excess of the greater of (i) $50,000, or (ii) 2% of the gross annual revenues or charitable receipts of such entity; or

•
the Director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other exceeds 1% of the total consolidated assets of such company.

Applying these standards, the Board has determined that all of our non-management Directors are independent.

PROPOSAL NUMBER ONE

ELECTION OF CLASS III DIRECTORS

The Board proposes that the three Class III Director nominees be re-elected to the Board to serve until 2015 resignation, death, or removal.  In addition to the three Class III nominees, the Company’s current Class I and Class II Directors are listed below.  Each nominee currently serves as a Class III Director.

Class III Nominees— Terms Expiring at the Annual Meeting

Name	Age
Paul Fulton	77
John R. Welch	80
Thomas E. Whiddon	59

The individuals who will continue to serve as Class I and Class II Directors after the Annual Meeting are:

Class I Directors—Terms Expiring in 2013

Name	Age
Vanessa J. Castagna	62
William J. Montgoris	65
David Pulver	70

Class II Directors— Terms Expiring in 2014

Name	Age
Amy Woods Brinkley	56
Michael D. Casey	51
A. Bruce Cleverly	66
Jevin S. Eagle	45

The Board recommends a vote FOR the election of Paul Fulton, John R. Welch, and Thomas E. Whiddon as Class III Directors.

Vote Required

Pursuant to our by-laws and our Corporate Governance Principles, the nominees who receive a majority of the votes cast at the Annual Meeting will be elected as Class III Directors. This means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will be counted towards a quorum, but are not counted as votes “for” or “against” a Director nominee. Any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation. The Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether it should accept or reject such resignation. The Board, taking into account such recommendation, will decide whether to accept such resignation.  The Board’s decision will be publicly disclosed within ninety (90) days after the results of the election are certified.  A Director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding his or her resignation.  If the resignation is not accepted, the Director will continue to serve until the next annual meeting of shareholders at which such Director faces re-election and until such Director’s successor is elected and qualified.

COMPENSATION OF DIRECTORS

Each of our non-management Directors receives an annual retainer, meeting fees, and an annual equity grant.  Each of our committee Chairmen and our lead independent director receives an additional retainer.  With respect to each Director who served on the Board throughout fiscal 2011, each such Director’s annual retainer was comprised of a $30,000 cash payment, a standard grant of our common stock valued at approximately $100,000, and a one time grant of our common stock valued at $30,000.  Each Director received meeting fees of $2,500 for each regularly scheduled Board meeting, $1,000 for each special Board meeting, and $1,000 for each regularly scheduled or special meeting of our standing Board committees.

In fiscal 2011, the Chairman of our Audit Committee and our Lead Independent Director each received $20,000 cash retainers, and the Chairmen of our Compensation and Nominating and Corporate Governance Committees each received $10,000 cash retainers.

We reimburse Directors for travel expenses incurred in connection with attending Board and committee meetings and for other expenses incurred while conducting Company business.  Mr. Casey receives no additional compensation for serving on the Board.  There are no family relationships among any of the Directors or our executive officers and none of our non-management Directors performed any services for the Company other than services as Directors.

The following table provides information concerning the compensation of our non-management Directors for fiscal 2011.

FISCAL 2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (a)	Stock Awards ($) (b)	Total ($)
Amy Woods Brinkley	$51,000	$130,026	$181,026
Vanessa J. Castagna	$51,500	$130,026	$181,526
A. Bruce Cleverly	$57,500	$130,026	$187,526
Jevin S. Eagle	$53,500	$130,026	$183,526
Paul Fulton	$63,500	$130,026	$193,526
William J. Montgoris	$52,000	$130,026	$182,026
David Pulver	$75,500	$130,026	$205,526
John R. Welch	$67,500	$130,026	$197,526
Thomas E. Whiddon	$79,500	$130,026	$209,526

(a)	This column reports the amount of cash compensation earned in fiscal 2011 through annual cash retainers and meeting fees.

(b)	On May 13, 2011, we issued each of our non-management Directors 4,280 shares of common stock with a grant date fair value of $30.38 per share.

  For complete beneficial ownership information of our common stock for each Director, see heading “Securities Ownership of Beneficial Owners, Directors, and Executive Officers” on page 30.

Utilizing data on non-management Director compensation from the Company’s peer group, as well as considering general industry trends presented by Hay Group, the Compensation Committee determined to increase non-management Director compensation for fiscal 2012 as follows:

(i)	Cash component of annual retainer increased from $30,000 to $55,000;

(ii)	Equity component of annual retainer increased from $100,000 to $120,000; and

(iii)	Annual cash retainer for Chairmen of Compensation and Nominating and Corporate Governance Committees increased from $10,000 to $15,000.

EXECUTIVE OFFICERS’ BIOGRAPHICAL INFORMATION AND EXPERIENCE

The following table sets forth the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Michael D. Casey	51	Chairman of the Board of Directors, Chief Executive Officer, and President
Lisa A. Fitzgerald	49	Executive Vice President and Brand Leader for OshKosh B’gosh
William G. Foglesong	42	Senior Vice President of Marketing
Brendan M. Gibbons	36	Senior Vice President of Legal & Corporate Affairs, General Counsel, and Secretary
Brian J. Lynch	49	Executive Vice President and Brand Leader for Carter’s
James C. Petty	53	President of Retail Stores
Christopher W. Rork.	45	Executive Vice President of Supply Chain
Richard F. Westenberger	43	Executive Vice President, Chief Financial Officer, and Treasurer
Jill A. Wilson	45	Senior Vice President of Human Resources and Talent Development

Michael D. Casey joined the Company in 1993 as Vice President of Finance.  Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008.  Mr. Casey became a Director in 2008 and was named Chairman of the Board of Directors in 2009.  Prior to joining the Company, Mr. Casey worked for 11 years with Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP.  Mr. Casey serves as a director of National Vision, Inc.

Lisa A. Fitzgerald joined the Company in 2010 as Executive Vice President and Brand Leader for OshKosh B’gosh.  From 2000 to 2009, Ms. Fitzgerald was with Lands’ End, Inc., a specialty apparel division of Sears Holdings Corporation, having served most recently as Executive Vice President of Merchandising, Design, and Creative, and as Interim President in 2008.  Prior to that, Ms. Fitzgerald worked for Gymboree as Vice President and General Merchandise Manager for its Baby product line.

William G. Foglesong joined the Company in 2010 as Senior Vice President of Marketing.  From 2008 to 2010, Mr. Foglesong was the Vice President of Marketing and Direct-To-Consumer at Spanx, Inc., a leading woman’s apparel company.  From 2002 to 2008, Mr. Foglesong worked at The Home Depot, Inc. where he was General Manager of Home Depot Direct.  Mr. Foglesong started his career with General Electric and gained additional experience at The Boston Consulting Group where he focused on building Internet strategies for his clients.

Brendan M. Gibbons joined the Company in 2004 as Vice President, General Counsel, and Secretary.  In 2010, Mr. Gibbons was promoted to Senior Vice President of Legal & Corporate Affairs, General Counsel, and Secretary following the assumption of additional responsibilities.  Mr. Gibbons joined the Company from Ropes & Gray LLP where, among other responsibilities, he counseled private and public companies on governance, compliance, and general corporate and securities matters.

Brian J. Lynch joined the Company in 2005 as Vice President of Merchandising.  Mr. Lynch was promoted to Senior Vice President in 2008.  In 2009, Mr. Lynch was promoted to Executive Vice President and Brand Leader for Carter’s.  Prior to joining the Company, Mr. Lynch was with The Walt Disney Company for nine years in various merchandising, brand management, and strategy roles in the Disney Parks & Resorts division.  Prior to Disney, Mr. Lynch worked for Champion Products, a division of Hanesbrands Inc.

James C. Petty joined the Company in 2007 as President of Retail Stores.  Prior to joining the Company, Mr. Petty served as President and Chief Executive Officer of PureBeauty, Inc. from 2005 to 2006.  From 1997 to 2004, Mr. Petty held various positions at predecessors to Ascena Retail Group, Inc., a specialty retailer of apparel for women and tween girls, including President, General Manager – Limited Too Division, Executive Vice President, Stores and Real Estate; Senior Vice President, Stores; and Vice President, Stores, Limited Too Division.  Prior to 1997, Mr. Petty spent thirteen years at Gap, Inc. where he held various positions with Gap, Banana Republic and Old Navy brands, including as Vice President of Operations for Old Navy and prior to that as Vice President of Operations for Banana Republic.

Christopher W. Rork joined the Company in 2011 as Executive Vice President of Supply Chain.  From 2007 to 2011, Mr. Rork was with Levi Strauss & Co., where he was responsible for product development, sourcing and for supply planning, logistics, and distribution for its Asian operations.  From 2006 to 2007, Mr. Rork worked as the Chief Operating Officer for Little Me, Inc., a children’s apparel design and marketing company.  Prior to 2006, Mr. Rork spent six years with Ralph Lauren Corporation where he held various manufacturing, operations, and product development and sourcing positions.

Richard F. Westenberger joined the Company in 2009 as Executive Vice President and Chief Financial Officer.  Mr. Westenberger’s responsibilities include management of the Company’s finance and information technology functions.  Prior to joining the Company, Mr. Westenberger served as Vice President of Corporate Finance and Treasurer of Hewitt Associates, Inc. from 2006 to 2008.  From 1996 to 2006, Mr. Westenberger held various senior financial management positions at Sears Holdings Corporation and its predecessor organizations, Sears, Roebuck and Co., including Senior Vice President and Chief Financial Officer of Lands’ End, Inc., Vice President of Corporate Planning & Analysis, and Vice President of Investor Relations.  Prior to Sears, Mr. Westenberger was with Kraft Foods, Inc.  He began his career at Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP, and is a certified public accountant.

Jill A. Wilson joined the Company in 2009 as Vice President of Human Resources.  In 2010, Ms. Wilson was promoted to Senior Vice President of Human Resources and Talent Development.  Ms. Wilson joined the Company after more than 20 years with The May Company and Macy’s.  While at Macy’s, Ms. Wilson held various Human Resources positions of increasing responsibility, including Group Vice President of Human Resources.  Ms. Wilson has experience in a broad range of human resources disciplines, including talent management, organizational development, compensation, and talent acquisition.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis, or CD&A, is intended to provide information regarding the Company’s executive compensation program and practices.  This CD&A covers a variety of topics, including the Company’s compensation philosophy regarding executive compensation, the role of our Compensation Committee in setting compensation of our executive officers, including our named executive officers, and our executive compensation decisions for fiscal 2011.

Our named executive officers for fiscal 2011 were:

•	Michael D. Casey, Chief Executive Officer;

•	Richard F. Westenberger, Executive Vice President and Chief Financial Officer;

•	Lisa A. Fitzgerald, Executive Vice President and Brand Leader for OshKosh B’gosh;

•	Brian J. Lynch, Executive Vice President and Brand Leader for Carter’s;

•	Christopher W. Rork, Executive Vice President of Supply Chain; and

•	Charles E. Whetzel, Jr., Former Executive Vice President and Chief Supply Chain Officer.

Mr. Rork joined the Company as Executive Vice President of Supply Chain on May 2, 2011.  Mr. Whetzel retired from the Company effective July 8, 2011.

Compensation Philosophy

The Company is committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation philosophy is to set our named executive officers’ total direct compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment.  The Company’s compensation program for our named executive officers is designed to support these objectives and encourage strong financial performance on an annual and long-term basis by linking a significant portion of our named executive officers’ total direct compensation to Company performance in the form of incentive compensation.  The principal elements of the compensation structure for our named executive officers are base salary, annual cash incentive compensation, and long-term equity incentive compensation.  Together, the Company refers to these three elements as total direct compensation.  Our named executive officers may also receive special bonuses in recognition of special circumstances or for superior performance.

Role of the Compensation Committee

Our Compensation Committee sets the total direct compensation of our named executive officers.  Our Compensation Committee also sets the financial performance targets for our named executive officers’ annual cash incentive compensation and vesting terms for their equity awards, including performance-based awards.  Our Compensation Committee has engaged Hay Group, an independent compensation consultant, to advise it on executive and director compensation matters.  Hay Group also assists the Committee in gathering and analyzing comparative compensation data both from among the companies in Hay Group’s Retail Executive and Management Total Remuneration Survey (the “Retail Survey”) and from our peer group, each as described in more detail below.  With the goal of maintaining the effectiveness of our executive compensation program, and to keep it consistent with our compensation philosophy, our Compensation Committee reviews the reasonableness of compensation for our executive officers, including our named executive officers, and compares it with compensation data from the Retail Survey and our peer group.

Hay Group serves at the discretion of the Compensation Committee and meets privately with the Compensation Committee and with its Chairman.  At the direction of the Compensation Committee, our Chief Executive Officer works with Hay Group to review comparative compensation data and makes recommendations for base salary, annual cash incentive compensation, and long-term equity incentive compensation for our named executive officers other than himself. Compensation for our Chief Executive Officer is set by the Compensation Committee, without any involvement by the Chief Executive Officer or other named executive officers, based on recommendations made by Hay Group.

    In setting compensation of all named executive officers, our Compensation Committee takes into account multiple objective and subjective factors, including:

(i)	The nature and scope of each executive’s responsibilities;

(ii)	Comparative compensation data for executives in similar positions at companies in the Retail Survey and in our peer group;

(iii)	Each executive’s experience, performance, and contribution to the Company;

(iv)	The Company’s performance;

(v)	Prior equity awards and potential future earnings from equity awards;

(vi)	Retention needs; and

(vii)	Any other factors the Committee deems relevant.

The Retail Survey and Peer Group Analysis

The Retail Survey conducted by Hay Group is comprised of approximately 100 companies (listed in Appendix A) in the retail and wholesale industry and provides comparable compensation information by controlling for differences in companies’ revenue size and in the scope of responsibility of different executives.  In addition, our Compensation Committee has established a peer group, which is generally comprised of companies in the retail or wholesale industries that primarily conduct business in apparel or related accessories, sell products under multiple brands through retail and outlet stores, and have net sales generally between one-half and two times the Company’s net sales.  In fiscal 2011, our peer group was comprised of the following sixteen companies:

Aeropostale, Inc.	Collective Brands, Inc.
American Eagle Outfitters, Inc.	Columbia Sportswear Company
Ann, Inc.	Guess?, Inc.
Ascena Retail Group, Inc.	Hanesbrands Inc.
Chico’s FAS, Inc.	Jones Group, Inc.
The Children’s Place Retail Stores, Inc.	Pacific Sunwear of California, Inc.
Coach, Inc.	Quiksilver, Inc.
Coldwater Creek Inc.	The Warnaco Group, Inc.

In August 2011, our Compensation Committee conducted its annual review of our peer group with Hay Group and determined to remove The Gymboree Corp. and J. Crew Group, Inc. as both companies no longer had publicly traded equity;  Oxford Industries, Inc. as it no longer fit within the criteria described above; and The Timberland Company as it had been acquired by VF Corporation.   Based on the review, the Committee determined to add to the peer group Ann, Inc., Collective Brands, Inc., Hanesbrands Inc., and Jones Group, Inc.

Total Direct Compensation

In setting a total direct compensation target for each named executive officer, our Compensation Committee considers both objective and subjective factors set forth above, as well as prior equity awards, potential future earnings from equity awards, and retention needs.  The Compensation Committee also reviews total direct compensation, and its individual components, at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in the Retail Survey and our peer group to understand where the compensation it sets falls relative to the market practices.

Throughout fiscal 2011, our Compensation Committee reviewed compensation data from the Retail Survey and our peer group to compare the compensation of our named executive officers.  In fiscal 2011, as set forth in more detail in the Fiscal 2011 Summary Compensation Table, the total direct compensation of each of our named executive officers was as follows:

Named Executive Officer	Total Direct Compensation
Michael D. Casey	$6,005,800
Richard F. Westenberger	$1,279,640
Lisa A. Fitzgerald	$1,396,790
Brian J. Lynch	$1,456,082
Christopher W. Rork	$1,584,053
Charles E. Whetzel, Jr.	$1,400,037

Base Salary

When setting base salaries for our named executive officers, our Compensation Committee considers the subjective and objective factors set forth above and also reviews base salaries at the 25th, 50th, and 75th percentile levels paid to executives in similar positions at the companies in the Retail Survey and our peer group, as appropriate.

Except for promotions and other performance-based increases, our employees’ 2011 base salaries, including the salaries of our named executive officers (other than Mr. Rork’s), remained consistent with fiscal 2010 levels in order to help partially offset increases to our cost structure, which were driven primarily by significant inflation in product component costs such as raw cotton.  Mr. Rork’s base salary for 2011 was approved by the Compensation Committee in the spring of 2011 based on Mr. Rork’s compensation prior to joining the Company, negotiations with Mr. Rork at the time he was hired, and taking into consideration the data for similar positions at companies set forth in the Retail Survey.

Utilizing base salary data from the Retail Survey and, with respect to Mr. Casey and Mr. Westenberger, base salary data for the Company’s peer group, as well as making adjustments in light of the objective and subjective factors discussed above, the Committee determined to increase base salaries for fiscal 2012 to reach more competitive levels.  The following table details the base salaries we provided in fiscal 2011 to each of our named executive officers and their corresponding base salaries for fiscal 2012, which will become effective April 29, 2012.  The base saleries set for 2012 are generally below the 50th percentile levels paid to executives in similar positions at the companies in the Retail Survey and our peer group.

	Base Salary
Named Executive Officer	Fiscal 2011	Fiscal 2012

Michael D. Casey	$760,000	$850,000
Chairman of the Board and Chief Executive Officer

Richard F. Westenberger	$425,000	$480,000
Executive Vice President and Chief Financial Officer

Lisa A. Fitzgerald	$500,000	$515,000
Executive Vice President and Brand Leader for OshKosh B’gosh

Brian J. Lynch	$450,000	$525,000
Executive Vice President and Brand Leader for Carter’s

Christopher W. Rork.	$450,000	$465,000
Executive Vice President of Supply Chain

Charles E. Whetzel, Jr.	$475,000	N/A
Former Executive Vice President and Chief Supply Chain Officer

Annual Cash Incentive Compensation

The Company makes annual cash incentive compensation a significant component of our named executive officers’ targeted total direct compensation in order to motivate our executives to meet and exceed the Company’s annual operating plans.  For each named executive officer, our Compensation Committee approves target annual cash incentive compensation as a percentage of such named executive officer’s base salary.  In establishing these annual cash incentive compensation targets, the Compensation Committee considers our named executive officers’ potential total direct compensation in light of the Company’s compensation philosophy and comparative compensation data.  In February 2011, our Compensation Committee set the following fiscal 2011 annual cash incentive compensation targets for our named executive officers: 150% of base salary for Mr. Casey and 75% of base salary for Ms. Fitzgerald and Messrs. Westenberger, Lynch, and Whetzel.  Mr. Rork’s annual cash incentive compensation target of 75% was approved by the Compensation Committee in the spring of 2011 when Mr. Rork joined the Company.  In February 2012, taking into consideration comparative compensation data, and in light of the increase in Mr. Casey’s base salary, the Compensation Committee decreased his annual cash incentive compensation target to 125% of base salary for fiscal 2012.  The fiscal 2012 annual cash incentive compensation targets for the other named executive officers remained consistent with the fiscal 2011 levels.

The named executive officers can earn their annual cash incentive compensation based upon the Company’s achievement of financial performance targets pre-determined by the Compensation Committee. In accordance with our Incentive Compensation Plan, for fiscal 2011, the Compensation Committee used three financial performance metrics to determine the amount, if any, of annual cash incentive compensation to be paid under our Incentive Compensation Plan: net sales (weighted at 25%); earnings before interest and taxes (“EBIT”), adjusted, if applicable, in the same manner as for presentation to the financial markets (weighted at 25%); and earnings per share (“EPS”), adjusted, if applicable, in the same manner as for presentation to the financial markets (weighted at 50%).  Our Compensation Committee selected net sales, EBIT, and EPS as performance metrics because it believes they are key financial measures that are aligned with the interests of our shareholders and help to measure the quality of our earnings.

Our Compensation Committee has the discretion not to award annual cash incentive compensation, even if the Company achieves its financial performance targets, and to take into account personal performance in determining the percentage of each named executive officer’s annual cash incentive compensation to be paid, if any.

Our named executive officers could have earned from 0% to 200% of their target annual cash incentive compensation in fiscal 2011 based upon the Company’s achievement of the following financial targets, weighted at the following percentages:

	Net Sales ($ in billions) (25%)	EBIT ($ in millions) (25%)	EPS (50%)
25% of Target Annual Cash Incentive Compensation (Threshold)	$1.953	$165.9	$1.73
100% of Target Annual Cash Incentive Compensation (Target)	$2.036	$237.4	$2.58
200% of Target Annual Cash Incentive Compensation (Maximum)	$2.111	$266.6	$2.94

Based on the Company’s fiscal 2011 net sales of $2.110 billion, adjusted EBIT of $199.7 million, and adjusted EPS of $2.09, and based on the Compensation Committee’s subjective determination to only partially take into account contribution from the Company’s Canadian subsidiary, which was acquired in June 2011, our named executive officers were awarded 75% of their cash incentive compensation targets for fiscal 2011.

Long-Term Equity Incentive Compensation

Our Equity Incentive Plan allows for various types of equity awards, including stock options, restricted stock, stock appreciation rights, and deferred stock.  Awards under our Amended and Restated Equity Incentive Plan are granted to recruit, motivate, and retain employees and in connection with promotions or increased responsibility.  Historically, our Compensation Committee has awarded time and performance-based stock options, time and performance-based restricted stock, and time-based restricted stock units, although it could use other forms of equity awards in the future.

All awards under our Equity Incentive Plan must be approved by our Compensation Committee.  Our Compensation Committee determines the type, timing, and amount of equity awards granted to each of our named executive officers after considering their previous equity awards, base salary, and target annual cash incentive compensation in light of the Company’s compensation philosophy.  Our Compensation Committee also considers the comparative compensation data in the Retail Survey and our peer group, and our desire to retain and motivate our named executive officers and to align their goals with the long-term goals of our shareholders.  Our Compensation Committee’s practice is to approve grants of stock options, restricted stock, and restricted stock units at regularly scheduled meetings.  Our Compensation Committee may also make equity grants at special meetings or by unanimous written consent.  Our Compensation Committee could select a date subsequent to a regularly scheduled meeting on which to grant equity awards.  Our Compensation Committee sets the exercise prices of equity awards at the closing price of our common stock on the NYSE on the date of grant.

In considering the value of equity awards, we calculate the value of stock option awards by using the Black-Scholes option pricing valuation method and the value of restricted stock awards equal to the closing price of our common stock on the date of grant.  In addition, our Compensation Committee regularly reviews the equity ownership of our named executive officers compared to the Company’s minimum ownership guidelines.

Under the Company’s minimum ownership guidelines, no named executive officer may sell Company stock (other than to cover the tax obligations resulting from the vesting of Company restricted stock or from exercising vested stock options) unless he or she owns shares of Company stock with a total market value in excess of a multiple of his or her base salary and continues to maintain such level of ownership after selling Company stock.  The ownership multiples for our named executive officers are as follows: Chief Executive Officer - seven times his base salary; Former Executive Vice President and Chief Supply Chain Officer – five times his base salary; Chief Financial Officer, Brand Leader for OshKosh B’gosh, Brand Leader for Carter’s, and Executive Vice President of Supply Chain - three times their respective base salaries.  Each of our named executive officers complied with these ownership guidelines in fiscal 2011.

  Our equity retention policy for executive officers requires that, prior to any sale, any time-based restricted stock granted to an executive officer after January 1, 2009 be held for four years following the date of grant, except for any withholding to cover tax obligations resulting from the vesting of such shares.  The policy also requires that time-based options granted after January 1, 2009 be held for at least one year from the date of vesting.

In February 2011, taking into consideration the Company’s financial performance in fiscal 2010, equity ownership levels of the Company’s named executive officers, retention needs, and the comparative compensation data presented by Hay Group indicating that the total direct compensation for the named executive officers was below competitive levels, our Compensation Committee approved annual grants of time-based stock options and time-based restricted stock in the following amounts: 80,000 time-based stock options and 40,000 shares of time-based restricted stock for Mr. Casey, 12,000 time-based stock options and 16,000 shares of time-based restricted stock for Ms. Fitzgerald and Messrs. Westenberger and Whetzel, and 12,000 time-based stock options and 21,000 shares of time-based restricted stock for Mr. Lynch.

In March 2011, the Compensation Committee also approved a grant of 80,000 performance-based restricted shares for Mr. Casey.  Mr. Casey’s performance-based restricted shares are eligible to vest in fiscal 2015 in varying percentages (between 25% and 100%) if the Company achieves certain compound annual growth in earnings per share (as adjusted for items judged to be non-recurring or unusual in nature), measured from fiscal 2010 to fiscal 2014.   In May 2011, Mr. Rork received a grant of 30,000 time-based stock options and 15,000 time-based restricted stock shares, representing an initial equity grant for joining the Company.  Mr. Rork’s option and restricted stock grants were approved by the Compensation Committee based on his compensation prior to joining the Company, negotiations with Mr. Rork at the time he was hired, and taking into consideration the data for similar positions at companies set forth in the Retail Survey.

In February 2012, based on criteria described above, our Compensation Committee approved annual stock option and restricted stock grants for each named executive officer. The Committee, acting on a recommendation from Hay Group, expanded the use of performance-based restricted stock awards, which were previously granted solely to Mr. Casey in February 2011, to all other named executive officers. By tying a portion of restricted stock awards granted to all named executive officers in fiscal 2012 to the Company’s performance, as described in more detail below, the Committee was attempting to more closely align goals of our named executive officers with the long-term goals of our shareholders. Mr. Casey received an annual grant of 70,000 time-based stock options, 35,000 shares of time-based restricted stock, and 100,000 shares of performance-based restricted stock. Ms. Fitzgerald, and Messrs. Westenberger, Lynch, and Rork each received an annual grant of 8,000 time-based stock options, 4,000 shares of time-based restricted stock, and 8,000 shares of performance-based restricted stock. Each named executive officer's performance-based restricted shares granted in February 2012 are eligible to vest in fiscal 2015 in varying percentages (between 25% and 100%) if the Company achieves certain compound annual growth in earnings per share (as adjusted for items judged to be non-recurring or unusual in nature), measured from fiscal 2011 to fiscal 2014. The performance-based restricted shares granted to Mr. Casey are also subject to a one year time-vesting restriction, provided such shares first become vested based on the performance criteria.

    All of the time-based stock option and time-based restricted stock awards granted to our named executive officers in fiscal 2011 and fiscal 2012 are subject to the equity retention policy described above and vest in four equal, annual installments on the anniversary of the grant date, contingent on the executive officer’s continued employment with the Company.

401(k) Plan

The Company’s 401(k) matching program provides Company matching of employee contributions at the discretion of the Company based on the Company’s performance.  In February 2012, the Company announced that contributions made to the Company’s 401(k) plan in fiscal 2011 would be matched 100% by the Company for all employees.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s principal executive officer and the company’s three most highly compensated executive officers, other than its principal financial officer.  This limitation generally does not apply to performance-based compensation that is awarded under a plan that is approved by the shareholders of a company and that also meets certain other technical requirements.  Our compensation program for our named executive officers is generally intended to operate within the deductibility requirements under Section 162(m).  However, the Compensation Committee may decide, from time to time, to award compensation that is not fully deductible under Section 162(m) to ensure that our executive officers are compensated at a competitive level or for other reasons consistent with our compensation policies and philosophies.

Severance Agreements with Current Named Executive Officers

Each of our current named executive officers has a severance agreement with the Company.  In the event that a named executive officer is terminated by the Company for “cause,” retires, becomes disabled, or dies, the executive or his or her estate will be provided his or her base salary and medical and other benefits through the termination of his or her employment.

If a named executive officer is terminated without “cause,” or a named executive officer terminates for “good reason” (with “cause” and “good reason” defined in each executive’s respective agreement and summarized below) the Company will be obligated to pay such executive’s base salary, medical, dental and life insurance benefits for 24 months in the case of:  Mr. Casey, and for 12 months in the case of:  Ms. Fitzgerald or Messrs. Lynch, Rork, and Westenberger.  The Company is also obligated to pay Messrs. Casey, Lynch, Rork, and Westenberger and Ms. Fitzgerald a pro-rated annual cash incentive compensation amount that would have been earned by each such executive if he or she had been employed at the end of the year in which his or her employment was terminated.  The determination of whether an annual cash incentive compensation is payable to the named executive officer will not take into account any individual performance goals and shall be based solely on the extent to which Company performance goals have been met.

In the event that within two years following a “change of control” (with “change of control” defined in each executive’s agreement)  the Company terminates the named executive officer’s employment, other than for “cause” or such executive terminates his or her employment for “good reason,” the Company shall pay such named executive officer base salary, medical, dental and life insurance benefits for 36 months in the case of Mr. Casey, and 24 months in the case of:  Messrs. Lynch, Rork, and Westenberger and Ms. Fitzgerald.  In the event of a “change of control” of the Company, all unvested stock options and all unvested shares of restricted stock held by the named executive shall fully vest.

Severance payments made to the named executive officers are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Under the agreements with each of our named executive officers, “cause” is generally deemed to exist when such named executive officer has: (i) been convicted of a felony or entered a plea of guilty or no contest to a felony; (ii) committed fraud or other act involving dishonesty for personal gain which is materially injurious to the Company; (iii) materially breached his or her obligations of confidentiality, intellectual property assignment, non-competition, non-solicitation, or non-disparagement against the Company after a cure period, provided such breach by its nature was curable; (iv) willfully engaged in gross misconduct which is injurious to the Company; or, (v) after a cure period, willfully refused to substantially perform his duties or is grossly negligent in performance of such duties.

Under the agreements with our named executive officers, “good reason” is generally deemed to exist when there is (i) a material reduction in executive’s title, duties, or responsibilities; (ii) a material change in the geographic location at which the executive must perform services; or (iii) a material breach of the executive’s agreement by the Company.

Potential Payments Upon a Termination and Change of Control

Termination

As described in more detail above under the heading “Severance Agreements,” we have entered into certain agreements and maintain certain plans that may require us in the future, to make certain payments and provide certain benefits in the event of a termination of employment.

Amounts represented below for Mr. Whetzel are based on the terms of Mr. Whetzel’s separation agreement entered into in connection with his retirement on July 8, 2011.  With respect to all other named executive officers, for purposes of the table below, a hypothetical termination without “cause” or for “good reason” is assumed to have occurred as of December 31, 2011, the last day of fiscal 2011.  However, none of our named executive officers were terminated on December 31, 2011.  There can be no assurance that a termination of employment of any of our named executive officers (other than Mr. Whetzel) would produce the same or similar results as those set forth below on any other date.  The terms “without cause” and “good reason” are defined in the agreements with our executives (other than Mr. Whetzel) and summarized above under the heading “Severance Agreements.”

	Michael Casey	Richard Westenberger	Lisa Fitzgerald	Brian Lynch	Christopher Rork	Charles Whetzel, Jr.
Base Salary	$1,520,000	$425,000	$500,000	$450,000	$450,000	$950,000
Cash Incentive Compensation (a)	855,000	239,100	281,250	253,150	253,150	267,187
Health and Other Benefits	31,285	16,320	16,320	15,901	8,730	11,466
Total	$2,406,285	$680,420	$797,570	$719,051	$711,880	$1,228,653

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2011 described in more detail under the heading “Annual Cash Incentive Compensation” above.

Termination Following a Change of Control

As described in more detail above under the heading “Severance Agreements,” we have entered into certain agreements that may require us to make certain payments and provide certain benefits to our named executive officers in the event of a change of control (with “change of control” defined in each executive’s agreement).

Except with respect to Mr. Whetzel, for purposes of the table below, we have assumed that all unvested stock options and all unvested shares of restricted stock have fully vested immediately prior to a change of control on December 31, 2011, the last day of fiscal 2011, and that a termination without “cause” occurred immediately following a change of control on December 31, 2011.  However, neither a change of control nor a termination without “cause” occurred on December 31, 2011, and none of the stock options or restricted stock awards was accelerated.  The closing price on the NYSE of the Company’s common stock on the last trading day of fiscal 2011 was $39.81 per share, and the intrinsic value of accelerated stock option vesting would have been as set forth below.  There can be no assurance that a change of control would produce the same or similar results as those set forth below on any other date or at any other price.

Amounts represented below for Mr. Whetzel are based on the terms of Mr. Whetzel’s separation agreement with the Company, which, among other things, provides that, effective July 8, 2011, all unvested shares of restricted stock and all unvested options held by Mr. Whetzel were forfeited.  All vested options that were not exercised as of September 8, 2011, expired on such date.

	Michael Casey	Richard Westenberger	Lisa Fitzgerald	Brian Lynch	Christopher Rork	Charles Whetzel, Jr.

Base Salary	$2,280,000	$850,000	$1,000,000	$900,000	$900,000	$950,000
Cash Incentive Compensation (a)	855,000	239,100	281,250	253,150	253,150	267,187
Health and Other Benefits	46,928	32,640	32,640	31,802	17,460	11,466
Option Value	12,035,330	748,850	607,240	1,526,456	288,900	--
Restricted Stock Value	7,713,188	955,440	1,234,110	1,194,300	597,150	--

Total	$22,930,446	$2,826,030	$3,155,240	$3,905,708	$2,056,660	$1,228,653

(a)	Cash incentive compensation calculations are based on cash incentive compensation targets achieved in fiscal 2011 described in more detail under the heading “Annual Cash Incentive Compensation” above.

Perquisites and Other Benefits

The Company maintains an apartment for Mr. Rork in Hong Kong, which Mr. Rork utilizes while traveling on business.  Rent payments for this apartment were approximately $5,600 per month in fiscal 2011.  Except for the 401(k) matching program, which applies to all employees, and maintaining an apartment in Hong Kong, each as described in more detail above, our named executive officers do not receive any perquisites or other benefits.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement.  Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the Compensation Committee

Mr. Paul Fulton, Chairman
Mr. A. Bruce Cleverly
Mr. Jevin S. Eagle
Mr. John R. Welch

FISCAL 2011 SUMMARY COMPENSATION TABLE

The table below provides information concerning the compensation of our named executive officers.

In the “Salary” column, we disclose the base salary paid to each of our named executive officers during fiscal 2011, 2010, and 2009.

In the “Bonus” column, we disclose the cash bonuses earned during fiscal 2011, 2010, and 2009, other than amounts earned pursuant to the Company’s Amended and Restated Incentive Compensation Plan.

In the “Stock Awards” and “Option Awards” columns, we disclose the total fair value of the grants made in fiscal 2011, 2010, and 2009, without a reduction for assumed forfeitures.  For restricted stock, the fair value is calculated using the closing price on the NYSE of our stock on the date of grant.  For time-based and performance-based stock options, the fair value is calculated based on assumptions summarized in Note 7 to our audited consolidated financial statements, which are included in our fiscal 2011 Annual Report on Form 10-K.

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all compensation earned in fiscal 2011, 2010, and 2009 pursuant to the Company’s Incentive Compensation Plan.

In the column “All Other Compensation,” we disclose the dollar value of all other compensation that could not properly be reported in other columns of the Fiscal 2011 Summary Compensation Table, including perquisites, and amounts reimbursed for the payment of taxes, and other payments paid by the Company for the benefit of our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (c)	Total ($)

Michael D. Casey	2011	$760,000	$ --	$3,408,800	$960,000	$ 855,000	$ 22,000	$6,005,800
Chairman of the Board of Directors and	2010	$739,231	$ --	$1,121,600	$951,200	$2,280,000	$ 22,000	$5,114,031
Chief Executive Officer	2009	$700,000	$ --	$ 907,000	$763,000	$1,960,426	$110,315	$4,440,741

Richard F. Westenberger	2011	$425,000	$ --	$ 455,040	$144,000	$ 239,100	$ 16,500	$1,279,640
Executive Vice President and	2010	$416,346	$ --	$ 112,160	$154,570	$ 637,500	$ 16,500	$1,337,076
Chief Financial Officer	2009	$376,923	$200,000 (d)	$ 168,400	$141,000	$ 600,000	$161,920	$1,648,243

Lisa A. Fitzgerald	2011	$500,000	$ --	$ 455,040	$144,000	$ 281,250	$ 16,500	$1,396,790
Executive Vice President and	2010	$451,923	$250,000 (e)	$ 560,800	$475,600	$ 750,000	$123,166	$2,611,489
Brand Leader for OshKosh B’gosh

Brian J. Lynch	2011	$445,192	$ --	$ 597,240	$144,000	$ 253,150	$ 16,500	$1,456,082
Executive Vice President and
Brand Leader for Carter’s

Christopher W. Rork (f)	2011	$294,231	$100,000 (g)	$ 452,700	$375,000	$ 253,150	$108,972	$1,584,053
Executive Vice President of Supply Chain

Charles E. Whetzel, Jr.	2011	$328,846	$ --	$ 455,040	$144,000	$ 267,187	$ 204,964	$1,400,037
Former Executive Vice President and	2010	$457,692	$ --	$ 112,160	$154,570	$ 712,500	$ 22,000	$1,458,922
Chief Supply Chain Officer	2009	$425,000	$ --	$ 90,700	$152,600	$ 694,318	$ 159,230	$1,521,848

(a)	The amounts disclosed in this column represent the total grant date fair value for the following grants:

(i)
Mr. Casey was granted 50,000 shares of restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share, 40,000 shares of restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, and 40,000 shares of restricted stock on Fenruary 24, 2011 with a grant fair value of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.  Mr. Casey was granted 80,000 shares of performance-based restricted stock on March 30, 2011 with a grant date fair value of $28.39 per share.  Vesting these shares is contingent upon meeting specific performance targets through fiscal 2014.

(ii)
Mr. Westenberger was granted 10,000 shares of restricted stock on February 6, 2009 with a grant date fair value of $16.84 per share, 4,000 shares of restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, and 16,000 shares of restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.

(iii)
Ms. Fitzgerald was granted 20,000 shares of restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share and 16,000 shares of restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.

(iv)
Mr. Lynch was granted 10,000 shares of restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share, 4,000 shares of restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, and 21,000 shares of restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.

(v)
Mr. Rork was granted 15,000 shares of restricted stock on May 12, 2011 with a grant date fair value of $30.18 per share.  This grant vests in four equal, annual installments following the date of grant.

(vi)
Mr. Whetzel was granted 5,000 shares of restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share, 4,000 shares of restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, and 16,000 shares of restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share.  Pursuant to the terms of Mr. Whetzel’s separation agreement, effective July 8, 2011, all unvested shares of restricted stock were forfeited.

(b)	The amounts disclosed in this column represent the total grant date fair value for the following grants:

(i)
Mr. Casey was granted 100,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share, 80,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, and 80,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.

(ii)
Mr. Westenberger was granted 20,000 time-based stock options on February 6, 2009 with a Black-Scholes fair value of $7.05 per share and an exercise price of $16.84 per share, 13,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, and 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.

(iii)
Ms. Fitzgerald was granted 40,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share and 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.

(iv)
Mr. Lynch was granted 20,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share, 13,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, and 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.

(v)
Mr. Rork was granted 30,000 time-based stock options on May 12, 2011 with a Black-Scholes fair value of $12.50 per share and an exercise price of $30.18 per share.  This grant vests in four equal, annual installments following the date of grant.

(vi)
Mr. Whetzel was granted 20,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share, 13,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, and 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share.  Pursuant to the terms of Mr. Whetzel's separation agreement, effective July 8, 2011, all unvested options were forfeited.  All vested options that were not exercised as of September 8, 2011, expired on such date.

(c) The amounts shown as “All Other Compensation” for fiscal 2011 consist of the following:

Name	401(k) Company Match	Relocation	Perquisites (i)	Consulting Services (ii)	Severance Compensation	Tax Gross-Ups (iii)	Total
Michael D. Casey	$22,000	$--	$--	$--	$--	$--	$22,000
Richard F. Westenberger	$16,500	$--	$--	$--	$--	$--	$16,500
Lisa A. Fitzgerald	$16,500	$--	$--	$--	$--	$--	$16,500
Brian J. Lynch	$16,500	$--	$--	$--	$--	$--	$16,500
Christopher W. Rork	$4,154	$8,138	$39,236	$22,500	$--	$34,944	$108,972
Charles E. Whetzel, Jr.	$--	$--	$--	$--	$204,964	$--	$204,964

(i) Rent payments for the apartment the Company maintains for Mr. Rork in Hong Kong.

(ii) Consulting fees paid to Mr. Rork for services rendered from March 2011 to April 2011.

(iii)  Mr. Rork’s gross-up is comprised of $28,941 in connection with rent payments for the apartment in Hong Kong that the Company maintains for Mr. Rork and $6,003 in connection with relocation reimbursements.

(d)	Special one-time bonus for Mr. Westenberger related to the reimbursement of lost value on the sale of his former residence in connection with his relocation.

(e)	Special one-time sign-on bonus for Ms. Fitzgerald.

(f)	Mr. Rork joined the Company on May 2, 2011.

(g)	Special one-time sign-on bonus for Mr. Rork.

FISCAL 2011 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of plan-based awards made to a named executive officer in fiscal 2011.  This includes incentive compensation awards granted under our Incentive Compensation Plan and stock option and restricted stock awards granted under our Equity Incentive Plan.  The threshold, target, and maximum columns reflect the range of estimated payouts under these plans for fiscal 2011.  The exercise price disclosed is equal to the closing market price of our common stock on the date of grant.  The last column reports the aggregate grant date fair value of all awards made in fiscal 2011 as if they were fully vested on the grant date.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type	Equity Award Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

Michael D. Casey	Cash Incentive Compensation	--	$285,000	$1,140,000	$2,280,000	--	--	--	$--	$--
	Shares (b)	2/24/2011	$--	$--	$--	--	40,000	40,000	$--	$1,137,600
	Shares (c)	3/30/2011	$--	$--	$--	--	80,000	80,000	$--	$2,271,200
	Options (d)	2/24/2011	$--	$--	$--	--	80,000	80,000	$28.44	$960,000

Richard F. Westenberger	Cash Incentive Compensation	--	$79,687	$318,750	$637,500	--	--	--	$--	$--
	Shares (b)	2/24/2011	$--	$--	$--	--	16,000	16,000	$--	$455,040
	Options (d)	2/24/2011	$--	$--	$--	--	12,000	12,000	$28.44	$144,000

Lisa A. Fitzgerald	Cash Incentive Compensation	--	$93,750	$375,000	$750,000	--	--	--	$--	$--
	Shares (b)	2/24/2011	$--	$--	$--	--	16,000	16,000	$--	$455,040
	Options (d)	2/24/2011	$--	$--	$--	--	12,000	12,000	$28.44	$144,000

Brian J. Lynch	Cash Incentive Compensation	--	$84,375	$337,500	$675,000	--	--	--	$--	$--
	Shares (b)	2/24/2011	$--	$--	$--	--	21,000	21,000	$--	$597,240
	Options (d)	2/24/2011	$--	$--	$--	--	12,000	12,000	$28.44	$144,000

Christopher W. Rork.	Cash Incentive Compensation	--	$84,375	$337,500	$675,000	--	--	--	$--	$--
	Shares (b)	5/12/2011	$--	$--	$--	--	15,000	15,000	$--	$452,700
	Options (d)	5/12/2011	$--	$--	$--	--	30,000	30,000	$30.18	$375,000

Charles E. Whetzel, Jr.	Cash Incentive Compensation	--	$89,062	$356,250	$712,500	--	--	--	$--	$--
	Shares (b)	2/24/2011	$--	$--	$--	--	16,000	16,000	$--	$455,040
	Options (d)	2/24/2011	$--	$--	$--	--	12,000	12,000	$28.44	$144,000

(a)
The amounts shown under the “Threshold” column represent 25% of the target cash incentive compensation, assuming threshold level performance is achieved under the financial performance measures.  The amounts shown under the “Target” column represent 100% of the target cash incentive compensation, assuming target level performance is achieved under the financial performance measures.  The amounts shown under the “Maximum” column represent 200% of the target cash incentive compensation, assuming maximum level performance is achieved under the financial performance measures.

(b)
Shares of time-based restricted stock granted to Messrs. Casey and Westenberger, Lynch, and Whetzel; and Ms. Fitzgerald on February 24, 2011 and Mr. Rork on May 12, 2011 pursuant to the Company’s Equity Incentive Plan.  These restricted shares vest ratably in four equal, annual installments following the date of grant.

(c)
Shares of time-based restricted stock granted to Mr. Casey on March 30, 2011 pursuant to the Company’s Equity Incentive Plan.  These restricted shares vest upon meeting specific performance targets through fiscal 2014.

(d)
Time-based stock options granted to Messrs. Casey, Westenberger, Lynch, and Whetzel, and Ms. Fitzgerald on February 24, 2011 and Mr. Rork on May 12, 2011 pursuant to the Company’s Equity Incentive Plan.  These stock options vest ratably in four equal, annual installments following the date of grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011

The following table provides information concerning our named executive officers’ exercises of stock options and vesting of restricted stock during fiscal 2011.  The table reports, on an aggregate basis, the number of securities acquired upon exercise of stock options, the dollar value realized upon exercise of stock options, the number of shares of restricted stock that have vested, and the dollar value realized upon the vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
Michael D. Casey	243,488	$6,311,738	81,750	$2,512,788
Richard F. Westenberger	--	$--	3,500	$101,985
Lisa A. Fitzgerald	--	$--	5,000	$143,300
Brian J. Lynch	--	$--	6,250	$190,855
Christopher W. Rork	--	$--	--	$--
Charles E. Whetzel, Jr.	372,938	$8,887,588	4,750	$143,010

(a)
Aggregate dollar amount was calculated by multiplying the number of shares acquired by the difference between the market price of the underlying securities at the time of exercise and the exercise price of the stock options.

(b)	Aggregate dollar amount was calculated by multiplying the number of shares acquired on vesting by the market price of the Company’s stock on the date of vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

The following table provides information regarding unexercised stock options, stock that has not yet vested, and equity incentive plan awards for each named executive officer outstanding as of the end of fiscal 2011.  Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (a) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)

Michael D. Casey	200,000	--	--	$14.81	3/22/2014	--	$--
	12,000	--	--	$34.32	2/16/2016	--	$--
	12,000	--	--	$22.19	2/15/2017	--	$--
	93,750	31,250	--	$17.90	8/6/2018	--	$--
	50,000	50,000	--	$18.14	3/12/2019	--	$--
	20,000	60,000	--	$28.04	2/16/2020	--	$--
	--	80,000	--	$28.44	2/24/2021	--	$--
	--	--	--	$--	--	193,750	$7,713,188

Richard F. Westenberger	10,000	10,000	--	$16.84	2/6/2019	--	$--
	3,250	9,750	--	$28.04	2/16/2020	--	$--
	--	12,000	--	$28.44	2/24/2021	--	$--
	--	--	--	$--	--	24,000	$955,440

Lisa A. Fitzgerald	10,000	30,000	--	$28.04	2/16/2020	--	$--
	--	12,000	--	$28.44	2/24/2021	--	$--
	--	--	--	$--	--	31,000	$1,234,110

Brian J. Lynch	20,000	--	--	$22.63	5/12/2015	--	$--
	2,800	--	--	$34.32	2/16/2016	--	$--
	6,000	--	--	$22.19	2/15/2017	--	$--
	8,000	--	--	$22.79	12/3/2017	--	$--
	6,000	2,000	--	$14.48	5/8/2018	--	$--
	10,000	10,000	--	$18.14	3/12/2019	--	$--
	3,250	9,750	--	$28.04	2/16/2020	--	$--
	--	12,000	--	$28.44	2/24/2021	--	$--
	--	--	--	$--	--	30,000	$1,194,300

Christopher W. Rork	--	30,000	--	$30.18	5/12/2021	--	$--
	--	--	--	$--	--	15,000	$597,150

Charles E. Whetzel, Jr.	--	--	--	$--	--	--	$--
	--	--	--	$--	--	--	$--

(a)	Unexercisable options relate to the following awards:

(i)
Mr. Casey was granted 125,000 time-based stock options on August 6, 2008 with a Black-Scholes fair value of $7.13 per share and an exercise price of $17.90 per share, 100,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share, 80,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, and 80,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share.  These stock option grants vest in four equal, annual installments following the date of grant.

(ii)
Mr. Westenberger was granted 20,000 time-based stock options on February 6, 2009 with a Black-Scholes fair value of $7.05 per share and an exercise price of $16.84 per share, 13,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, and 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share.  These stock option grants vest in four equal, annual installments following the date of grant.

(iii)
Ms. Fitzgerald was granted 40,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share and 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share.  These stock option grants vest in four equal, annual installments following the date of grant.

(iv)
Mr. Lynch was granted 8,000 time-based stock options on May 8, 2008 with a Black-Scholes fair value of $5.93 per share and an exercise price of $14.48 per share, 20,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share, 13,000 time-based stock options on February 16, 2010 with a Black-Scholes fair value of $11.89 per share and an exercise price of $28.04 per share, and 12,000 time-based stock options on February 24, 2011 with a Black-Scholes fair value of $12.00 per share and an exercise price of $28.44 per share.  These stock option grants vest in four equal, annual installments following the date of grant.

(v)
Mr. Rork was granted 30,000 time-based stock options on May 12, 2011 with a Black-Scholes fair value of $12.50 per share and an exercise price of $30.18 per share.  This stock option grant vests in four equal, annual installments following the date of grant.

(b)	Equity Incentive Plan awards relate to the following grants:

(i)
Mr. Casey was granted 75,000 shares of performance-based restricted stock on August 7, 2008 with a grant date fair value of $17.92 per share.  Fifty percent of these shares vested on March 2, 2011 and 25% vested on December 31, 2011.  The remaining 25% of these shares will then vest on December 31, 2012 based on Mr. Casey’s continued employment with the Company.  Mr. Casey was also granted 50,000 shares of time-based restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share, 40,000 shares of time-based restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, and 40,000 shares of time-based restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.  Mr. Casey was granted 80,000 shares of performance-based restricted stock on March 30, 2011 with a grant date fair of $28.39 per share.  Vesting of these shares is contingent upon meeting specific performance targets through fiscal 2014.

(ii)
Mr. Westenberger was granted 10,000 shares of time-based restricted stock on February 6, 2009 with a grant date fair value of $16.84 per share, 4,000 shares of  time-based restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, and 16,000 shares of time-based restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.

(iii)
Ms. Fitzgerald was granted 20,000 shares of time-based restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share and 16,000 shares of time-based restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.

(iv)
Mr. Lynch was granted 4,000 shares of time-based restricted stock on May 8, 2008 with a grant date fair value of $14.48 per share, 10,000 shares of time-based restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share, 4,000 shares of time-based  restricted stock on February 16, 2010 with a grant date fair value of $28.04 per share, and 21,000 shares of time-based restricted stock on February 24, 2011 with a grant date fair value of $28.44 per share.  These grants vest in four equal, annual installments following the date of grant.

(v)
Mr. Rork was granted 15,000 shares of time-based restricted stock on May 12, 2011 with a grant date fair value of $30.18 per share.  This grant vests in four equal, annual installments following the date of grant.

(c)	Amount based on the closing market price per share of the Company’s common stock on Friday, December 30, 2011 of $39.81.

SECURITIES OWNERSHIP OF BENEFICIAL OWNERS,
DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of the Company’s common stock owned by each of the following parties as of March 26, 2012, or as of such other date as indicated: (a) each person known by the Company to own beneficially more than five percent of the outstanding common stock; (b) the Company’s named executive officers; (c) each Director; and (d) all Directors and executive officers as a group.  Unless otherwise indicated below, the holders’ address is 1170 Peachtree Street NE, 9th Floor, Atlanta, Georgia 30309.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percent
Berkshire Fund VII, L.P. (1)	9,320,094	15.8%
BlackRock, Inc. (2)	3,650,139	6.2%
Viking Global Investors L.P. (3)	3,246,600	5.5%
The Vanguard Group (4)	3,001,983	5.1%
Michael D. Casey (5)	1,040,932	1.8%
Richard F. Westenberger (6)	61,081	*
Lisa A. Fitzgerald (7)	65,481	*
Brian J. Lynch (8)	120,084	*
Christopher W. Rork (9)	34,500	*
Charles E. Whetzel, Jr.	146,651	*
Amy Woods Brinkley (10)	10,288	*
Vanessa J. Castagna (11)	12,518	*
A. Bruce Cleverly	16,027	*
Jevin S. Eagle (12)	10,624	*
Paul Fulton	127,975	*
William J. Montgoris	24,935	*
David Pulver	43,344	*
John R. Welch	63,586	*
Thomas E. Whiddon (13)	101,589	*
All directors and executive officers as a group (14)	2,027,643	3.4%

*	Indicates less than 1% of our common stock.

(1)
This information is based on Form 4, filed with the SEC on October 24, 2011.  The address for Berkshire Partners LLC is 200 Clarendon Street, 35th floor, Boston, MA  02116.  Includes 104,100 shares held by Stockbridge Master Fund (OS), L.P., 6,292,496 shares held by Berkshire Fund VII, L.P., 1,176,400 shares held by Berkshire Fund VII-A, L.P., 322,484 shares held by Stockbridge Partners, LLC, 180,712 shares held by Berkshire Investors IV LLC, 77,440 shares held by Berkshire Investors III LLC, 992,540 shares held by Stockbridge Fund, L.P., 144,296 shares held by Stockbridge Fund M, L.P., 6,944 shares held by Stockbridge Absolute Return Fund, L.P., and 22,682 shares held by Berkshire Partners LLC.

(2)
This information is based on Schedule 13G, as amended, filed with the SEC on January 20, 2012.  BlackRock, Inc. has sole voting and sole dispositive power covering 3,650,139 shares of our common stock.  The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(3)
This information is based on Schedule 13G, filed with the SEC on March 30, 2012.  Viking Global Investors L.P. has shared voting power and dispositive power covering 3,246,600 shares of our common stock.  Viking Global Performance LLC has shared voting and dispositive power covering 2,990,600 shares of our common stock.  Viking Long Fund GP LLC has shared voting and dispositive power covering 256,000 shares of our common stock.  Viking Global Equities L.P. has shared voting and dispositive power covering 1,028,800 shares of our common stock.  Viking Global Equities II L.P. shared voting and dispositive power covering 59,500 shares of our common stock.  VGE III Portfolio Ltd. has shared voting and dispositive power covering 1,902,300 shares of our common stock.  Viking Long Fund Master Ltd has shared voting and dispositive power covering 256,000 shares of our common stock.  O. Andreas Halvorsen, David C. Ott and Thomas W. Purcell, Jr. has shared voting and dispositive power covering 3,246,600 shares of our common stock.

(4)
This information is based on a Schedule 13G filed with the SEC on February 6, 2012.  The Vanguard Group has sole voting power covering 69,813 shares, sole dispositive power covering 2,932,170 shares, and shared dispositive power covering 3,001,983 shares of our common stock.  The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
Includes 452,750 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2012 and 296,250 shares of restricted common stock.

(6)	Includes 24,500 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2012 and 28,500 shares of restricted common stock.

(7)	Includes 23,000 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2012 and 34,000 shares of restricted common stock.

(8)	Includes 769,300 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2012 and 32,250 shares of restricted common stock.

(9)	Includes 7,500 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26,2012 and 23,250 shares of restricted common stock.

(10)	Includes 3,004 shares of restricted common stock.

(11)	Includes 4,486 shares of restricted common stock.

(12)	Includes 4,229 shares of restricted common stock.

(13)	Includes 16,000 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2012.

(14) Includes 786,975 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, file initial reports of ownership and changes in ownership with the SEC and the NYSE.  Based on a review of the copies of such forms furnished to the Company, the Company believes that all forms were filed in a timely manner during fiscal 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s equity compensation plan as of the end of its last fiscal year:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders (1)	1,992,700	(2)	$22.62	4,084,290
Equity compensation plans not approved by security holders	--		--	--
Total	1,992,700		$22.62	4,084,290

(1)	Represents stock options that are outstanding or that are available for future issuance pursuant to the Carter’s, Inc.’s Amended and Restated Equity Incentive Plan.

(2)	The weighted-average contractual life for all outstanding stock options as of December 31, 2011 was approximately 6.62 years.

PROPOSAL NUMBER TWO

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this proxy statement beginning on page 15 describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2011 with respect to the compensation of the Company’s named executive officers.

The Company is committed to achieving long-term, sustainable growth and increasing shareholder value.  The Company’s compensation program for its named executive officers is designed to support these objectives and encourage strong financial performance on an annual and long-term basis by linking a significant portion of the named executive officers’ total direct compensation to Company performance in the form of incentive compensation.

The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal is commonly referred to as the “say-on-pay” vote.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.  Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and intend to consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board recommends a vote FOR the approval of compensation of the Company’s named executive officers as disclosed in this proxy statement.

Vote Required

The advisory approval of Proposal Number Two requires the affirmative vote of a majority of the votes properly cast at our Annual Meeting.  Votes to abstain and broker non-votes will be counted toward a quorum, but will be excluded entirely from the tabulation of votes and, therefore, will not affect the outcome of the vote on this proposal.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

The Company has a written policy that requires all transactions with related persons be reviewed by our Chief Financial Officer, and all such transactions involving more than $10,000 be reviewed with and approved by our Audit Committee.  Our Chief Financial Officer annually reviews all transactions with related persons with our Audit Committee.

There were no such transactions during fiscal 2011.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s accounting, auditing, and financial reporting process on behalf of the Board.  Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process.  PwC, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the fiscal year ended December 31, 2011 and PwC’s evaluation of the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee has discussed with PwC the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC PwC’s independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2011 be included in our Annual Report on Form 10-K for fiscal 2011 for filing with the SEC.

Submitted by the Audit Committee

     Mr. David Pulver, Chairman
   Ms. Amy Woods Brinkley
 Mr. William J. Montgoris
 Mr. Thomas E. Whiddon

PROPOSAL NUMBER THREE
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PwC to serve as the Company’s independent registered public accounting firm for fiscal 2012.  The Board is submitting the appointment of PwC as the Company’s independent registered public accounting firm for shareholder ratification.  The Board recommends that shareholders ratify this appointment at the Annual Meeting.  Shareholder ratification of the appointment of PwC is not required by law or otherwise.  The Board is submitting this matter to shareholders for ratification because the Board believes it to be a good corporate practice.  If the shareholders do not ratify the appointment, the Audit Committee may reconsider whether or not to retain PwC.  Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if, in its discretion, it determines that such a change would be in the Company’s best interest and that of the Company’s shareholders.  A representative of PwC is expected to attend the Annual Meeting, and he or she will have the opportunity to make a statement and be available to respond to appropriate questions.  For additional information regarding the Company’s relationship with PwC, please refer to the Audit Committee Report above.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PwC.  The Audit Committee has pre-approved the use of PwC for specific types of services that fall within categories of non-audit services, including various tax services.  The Audit Committee receives regular updates as to the fees associated with the services that are subject to pre-approval.  Services that do not fall within a pre-approved category require specific consideration and pre-approval by the Audit Committee.

The aggregate fees that the Company incurred for professional services rendered by PwC for fiscal years 2011 and 2010 were as follows:

	2011	2010

Audit Fees	$1,084,900	$967,000
Audit-Related Fees	211,902	--
Tax Fees	--	--
All Other Fees	3,640	3,000
Total Fees	$1,300,442	$970,000

•
Audit Fees for fiscal years 2011 and 2010 were for professional services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting of the Company, other auditing procedures related to the adoption of new accounting pronouncements and review of other significant transactions, and related out-of-pocket expenses.

•	Audit-Related Fees for fiscal 2011 were for professional services rendered in connection with the acquisition of our Canadian subsidiary and licensee audits.

•	All Other Fees for fiscal years 2011 and 2010 consisted of software license fees.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Vote Required

The approval of Proposal Number Three requires the affirmative vote of a majority of the votes cast by the shareholders present in person or represented by proxy at our Annual Meeting.  Votes to abstain and broker non-votes will be counted toward a quorum, but will not count as votes “for” or “against” the Proposal.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting, other than the items referred to above.  If any other matter is properly brought before the Annual Meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

APPENDIX A
2011 RETAIL SURVEY PARTICIPANT LIST

7-Eleven, Inc.
Abercrombie & Fitch Co.
Academy Sports & Outdoors
Ace Hardware Corporation
A.C. Moore Arts & Crafts, Inc.
Advance Auto Parts, Inc.
Aeropostale, Inc.
Alex Lee, Inc.
Amazon.com
American Eagle Outfitters, Inc.
The Andersons, Inc.
Ann Taylor Stores Corporation
AutoZone, Inc.
Bebe Stores, Inc.
Belk, Inc.
Best Buy Co., Inc.
Big Lots, Inc.
BJ’s Wholesale Club, Inc.
The Bon-Ton Stores, Inc.
Build-A-Bear Workshop, Inc.
Cabela's Incorporated
Carter’s, Inc.
Charlotte Russe Holding, Inc.
Charming Shoppes, Inc.
Chico's FAS, Inc.
The Children's Place Retail Stores, Inc.
Christies European Holdings Ltd.
Coach, Inc.
Coldwater Creek Inc.
Collective Brands, Inc.
Cracker Barrel Old Country Store, Inc. (CBRL  Group - Retail)
Costco Wholesale Corporation
Crate & Barrel
CVS/Caremark Corporation
Dick's Sporting Goods, Inc.
Dollar General Corporation
Dollar Tree, Inc.
DSW Inc.
Express, Inc.
FedEx Corporation
Foot Locker, Inc.
Fossil, Inc.
Gap Inc.
General Nutrition Centers, Inc.
GSI Commerce
The Gymboree Corporation
Hallmark Cards, Inc. - Retail
Harris Teeter, Inc.
Helzberg Diamonds Shop, Inc.
HHGregg, Inc.
The Home Depot, Inc.
Hot Topic, Inc.
Hudson’s Bay Co. (Lord & Taylor)
J. C. Penney Company, Inc.

J. Crew Group, Inc.
America’s Collectibles Network, Inc. (Jewelry Television)
Kenneth Cole Productions, Inc.
Knowledge Learning Corporation
Kohl's Corporation
L.L. Bean, Inc.
Limited Brands, Inc.
Limited Stores, LLC
Liz Claiborne Inc.
Lowe's Companies, Inc.
Macy's, Inc.
Meijer, Inc.
Michaels Stores, Inc.
Neiman Marcus, Inc.
New York & Company, Inc.
Nike, Inc.
Nordstrom, Inc.
OfficeMax Incorporated
The Pantry, Inc.
Petco Animal Supplies, Inc.
PetSmart, Inc.
Phillips-Van Heusen Corporation
Pier 1 Imports, Inc.
Polo Ralph Lauren Corporation
QVC, Inc.
Retail Brand Alliance, Inc. (Brooks Brothers)
Ritchie Bros. Auctioneers Inc.
Ross Stores, Inc.
Safeway, Inc.
Saks Incorporated
Sears Holding Corporation
Shopko Stores Operating Co., Inc.
Sonic Automotive, Inc.
The Sports Authority, Inc.
St. John Knits Int’l, Inc.
Stage Stores, Inc.
Staples, Inc.
Sterling Jewelers, Inc.
Supervalu Inc.
The Talbot’s, Inc.
Target Corporation
Tiffany & Co.
TJX Companies, Inc.
Tory Burch, LLC.
Toys 'R' Us, Inc.
Tractor Supply Company
Tween Brands, Inc.
VF Corporation
Walgreen Co.
Walmart Stores, Inc.
Williams-Sonoma, Inc.
Winn-Dixie Stores, Inc.
Zale Corporation

A-1

Invitation to Carter's, Inc.
2012 Annual Meeting of Shareholders

Carter's, Inc. will conduct its Annual Meeting of Shareholders on Thursday, May 17, 2012, at 8:00 a.m.  The meeting will be held at our offices located at 1170 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309.

You are cordially invited to join us for refreshments prior to the Annual Meeting, beginning at 7:30 a.m.  The meeting will convene promptly at 8:00 a.m.

In order to expedite your entrance into the meeting, please present this invitation at the registration desk.  Invitations or proof of stock ownership as of the record date of March 26, 2012 will be required to enter the meeting.  Photo identification is also required for admission.

We look forward to your participation.

Important Notice Regarding Internet Availability of the Annual Report and Proxy Materials for the Annual Meeting:
Combined document containing Proxy Materials and Annual Report is available at www.proxyvote.com.

PROXY
CARTER’S, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARTER’S, INC.
ANNUAL MEETING OF SHAREHOLDERS - MAY 17, 2012

The undersigned hereby appoints Michael D. Casey and Brendan M. Gibbons as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 17, 2012, and at any and all adjournments thereof.

The proxies will vote as directed by the shareholder on this proxy card.  If this proxy card is signed and returned but does not provide specific direction with respect to a voting item, this proxy will be voted with respect to such item as recommended by the Board of Directors.  The proxies will vote, in their discretion, upon such other business as may properly come before the meeting and any and all adjournments thereof.

Your vote on the election of Class III Directors, compensation paid to the Company’s named executive officers, and ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012 may be specified on the reverse side of this card.

(Continued and to be signed on the reverse side)

1170 PEACHTREE STREET NE SUITE 900 ATLANTA, GEORGIA 30309
VOTE BY INTERNET www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2012.  Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 16, 2012. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carter’s, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER MATERIALS

If you would like to reduce Carter’s costs and the environmental impact of mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above for voting using the Internet and, when prompted, indicate that you agree to receive, or access, shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23795-P93949 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARTER’S, INC.	For	Against	Abstain
Vote on Election of Directors
1. Election of Class III Directors:
Nominees:	☐	☐	☐
1a. Paul Fulton
1b. John R. Welch
1c. Thomas E. Whiddon

The Board of Directors recommends a vote FOR the election of the Class III Nominees.
Vote to approve named executive compensation 2. Advisory approval of executive compensation. The Board of Directors recommends a vote FOR the approval of executive compensation.	For ☐	Against ☐	Abstain ☐

Vote on Ratification of PricewaterhouseCoopers LLP

3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012.	☐	☐	☐

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2012.
PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as your name or names appear(s) on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date